UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 26, 2024

LIBERTY BROADBAND CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36713	47-1211994
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A common stock	LBRDA	The Nasdaq Stock Market LLC
Series C common stock	LBRDK	The Nasdaq Stock Market LLC
Series A Cumulative Redeemable preferred stock	LBRDP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 26, 2024 (the “Eighth Amendment Effective Date”), a bankruptcy remote wholly owned subsidiary (“SPV”) of Liberty Broadband Corporation (the “Company”) entered into Amendment No. 8 to Margin Loan Agreement (the “Eighth Amendment”), which amends SPV’s margin loan agreement, dated as of August 31, 2017 (as amended, restated, amended and restated, modified or supplemented from time to time prior to the Eighth Amendment, the “Existing Margin Loan Agreement”; the Existing Margin Loan Agreement, as amended by the Eighth Amendment, the “Margin Loan Agreement”) with BNP Paribas, New York Branch (as successor to the Prior Administrative Agent (as defined in the Margin Loan Agreement)), as the administrative agent, BNP Paribas (as successor to the Original Calculation Agent (as defined in the Margin Loan Agreement)), as the calculation agent, and the lenders party thereto from time to time (the “Lenders”). The Margin Loan Agreement provides for (x) a term loan credit facility in an aggregate principal amount of $1.15 billion (the “Term Loan Facility” and proceeds of such facility, the “Term Loans”), (y) a revolving credit facility in an aggregate principal amount of $1.15 billion (the “Revolving Loan Facility” and proceeds of such facility, the “Revolving Loans”; the Revolving Loans, collectively with the Term Loans, the “Loans”) and (z) an uncommitted incremental term loan facility in an aggregate principal amount of up to $200 million (collectively, the “Margin Loan Facility”). No additional borrowings under the Margin Loan Agreement were made on the Eighth Amendment Effective Date and, on such date, there were (i) $1.15 billion in Term Loans outstanding under the Term Loan Facility and (ii) $180 million of Revolving Loans outstanding under the Revolving Loan Facility. SPV’s obligations under the Margin Loan Facility are secured by first priority liens on the shares of Charter Communications, Inc. owned by SPV.

The Eighth Amendment amends the Existing Margin Loan Agreement to provide for, among other things, the extension of the scheduled maturity date for the Margin Loan Agreement to June 30, 2027.

The borrowings under the Revolving Loan Facility are subject to certain customary conditions precedent. The Loans will accrue interest at a rate equal to the 3-month SOFR rate plus a per annum spread (unless and until the replacement of such rate as provided for under the Margin Loan Agreement).

The description of the Eighth Amendment set forth above is qualified in its entirety by reference to the Eighth Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Item 7.01. Regulation FD Disclosure.

On July 2, 2024, the Company issued a press release announcing the closing of the private offering of $860 million aggregate original principal amount of its 3.125% Exchangeable Senior Debentures due 2054 (the “Debentures”), inclusive of Debentures with an aggregate principal amount of $60 million issued pursuant to the exercise of an option granted to the initial purchasers. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

This Item 7.01 and the press release attached hereto as Exhibit 99.1 are being furnished to the Securities and Exchange Commission under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 2, 2024.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2024

LIBERTY BROADBAND CORPORATION

By:	/s/ Wade D. Haufschild
Name: Wade D. Haufschild
Title: Senior Vice President